Exhibit 99.1

             Teleflex Acquires Passenger and Light Truck Business
                         From Williams Controls, Inc.

    LIMERICK, Pa., Oct. 2 /PRNewswire-FirstCall/ -- Teleflex Incorporated (NYSE: TFX) and Williams Controls, Inc. (OTC Bulletin Board: WMCO) today announced that Teleflex has acquired the Williams passenger and light truck electronic throttle control (ETC) business located in Sarasota Florida. In 2002, Williams had passenger and light truck sales in these product lines of approximately $5 million. The terms of the agreement were not disclosed.

    With this acquisition, Teleflex Automotive, a division of Teleflex Incorporated, will expand its technology and ability to expedite the future development of innovative products. Teleflex Automotive is a leading global supplier of driver control systems, including ETC's for fixed and adjustable pedal systems. "We are excited about the synergies and potential created by adding Williams' products and technology to our industry-leading ETC offerings for the automotive market," stated Jeffrey P. Black, Teleflex President and CEO.

    Gene Goodson, Williams President and CEO stated, "This is an excellent transaction for Williams and enables us to focus our energies and resources on pursuing the opportunities in our core businesses."

    About Williams Controls

    Williams Controls, Inc. headquartered in Portland, Oregon, is a leading designer, manufacturer and integrator of sensors and controls for the motor vehicle industry.

    For more information you can find Williams Controls on the Internet at www.wmco.com.

    About Teleflex

    Teleflex Incorporated is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality-engineered products and services for the marine, industrial, automotive, aerospace and medical markets worldwide. Teleflex employs more than 18,000 people worldwide who focus on providing innovative solutions for customers. More information about Teleflex is available at www.teleflex.com.

    Forward-looking information

    Statements in this news release other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company's Securities and Exchange Commission filings.

SOURCE  Williams Controls

    -0-                             10/02/2003
    /CONTACT: Julie McDowell, Vice President, Corporate Communications of Teleflex Incorporated, +1-610-948-2836; or Dennis E. Bunday, Executive Vice President and Chief Financial Officer of Williams Controls, +1-503-684-8600/
    /Web site:  http://www.teleflex.com /
    /Web site:  http://www.wmco.com /
    (WMCO TFX)

CO:  Williams Controls; Teleflex Incorporated
ST:  Pennsylvania, Oregon
IN:  TRN OTC
SU:  TNM